Exhibit 1.1

Akoustis Technologies, Inc.

Common Stock
($0.001 par value)

AMENDMENT NO. 1 TO

ATM EQUITY OFFERINGSM SALES AGREEMENT

February 22, 2021

BofA Securities, Inc.

Piper Sandler & Co.

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

Reference is made to the ATM Equity OfferingSM Sales Agreement, dated May 8, 2020, including the Exhibits and Annex thereto (the “Sales Agreement”), by and among Akoustis Technologies, Inc., a Delaware corporation (the “Company”), BofA Securities, Inc. (“BofA”), as sales agent and/or principal, and Piper Sandler & Co. (“Piper Sandler”), as sales agent and/or principal (each, an “Agent” and together, the “Agents”), pursuant to which the Company may issue and sell from time to time to or through the Agents shares (the “Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), having an aggregate gross sales price not to exceed $50,000,000, on the terms set forth in the Sales Agreement.

The Company and the Agents wish to modify and amend the Sales Agreement as provided in this Amendment No. 1, dated February 22, 2021, to the Sales Agreement by and among the Agents and the Company (this “Amendment”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement.

The Company and the Agents hereby agree as follows:

A. Amendment to the Sales Agreement. The first sentence of the first paragraph of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“Akoustis Technologies, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time to or through BofA Securities, Inc. (“BofA”), as sales agent and/or principal or Piper Sandler & Co. (“Piper Sandler”), as sales agent and/or principal (each, an “Agent” and together, the “Agents”), shares (the “Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), having an aggregate gross sales price not to exceed $100,000,000 (such amount including all Shares sold on or after May 8, 2020), on the terms set forth in this ATM Equity OfferingSM Sales Agreement.”

B. Waiver. Solely with respect to the Registration Statement Amendment Date relating to the amendment or supplement to the Prospectus prepared for purposes of registering the increase in the amount of Shares effected by this Amendment, the Agents hereby waive the Company’s obligations to deliver (i) pursuant to Section 3(p) of the Sales Agreement, (x) the negative assurance letter of K&L Gates LLP, counsel to the Company, under Section 5(c)(i) of the Sales Agreement, (y) the favorable written opinion of Ogawa Professional Corporation, intellectual property counsel to the Company, under Section 5(c)(ii) of the Sales Agreement, and (z) the negative assurance letter of Shearman & Sterling LLP, counsel to the Agents, under Section 5(b) of the Sales Agreement, and (ii) pursuant to Section 3(q) of the Sales Agreement, the letter from Marcum LLP under Section 5(d) of the Sales Agreement.

C. References to Agreement. All references to the Sales Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Sales Agreement as amended by this Amendment.

D. Applicable Law. This Amendment and any claim, controversy or dispute arising under or related to this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

E. No Other Amendments. Except as set forth in this Amendment, all of the terms of the Sales Agreement shall remain in full force and effect and shall not be in any way changed, modified or superseded by this Amendment.

F. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

G. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Amendment. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Agents and the Company in accordance with its terms.

Very truly yours,

Akoustis Technologies, Inc.

By:	/s/ Jeffrey B. Shealy
Name: Jeffrey B. Shealy

Title: President and Chief Executive Officer

Accepted as of the date hereof:

BofA Securities, Inc.

By:	/s/ Robert Brass
Name: Robert Brass
Title: Managing Director

Piper Sandler & Co.

By:	/s/ Greg Klancher
Name: Greg Klancher
Title: Managing Director

[Signature Page to Amendment No. 1 to ATM Equity OfferingTM Sales Agreement]